Exhibit 3.2

THE COMPANIES LAW (2009 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SIXTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

SAGENT HOLDING CO.

(Adopted By Special Resolution on August 12, 2010)

1. In these Articles, Table A in the Schedule to the Statute does not apply and, unless there be something in the subject or context inconsistent therewith:

“Additional Ordinary Shares” shall mean all Ordinary Shares issued (or deemed to be issued or issuable pursuant to the provisions of Article 20) by the Company after the Original Issue Date, other than Ordinary Shares (or Options or Convertible Securities) issued or issuable (or deemed to be issued or issuable pursuant to the provisions of Article 20):

(i) upon conversion of Preference Shares of the Company;

(ii) as a dividend or distribution on Ordinary Shares or Preference Shares for which an adjustment to the Conversion Price is otherwise made pursuant to these Articles;

(iii) to employees, directors or consultants of the Company pursuant to option plans or other equity incentive arrangements approved by the Board of Directors, PROVIDED THAT the aggregate number of such Ordinary Shares issued or deemed issued from time to time under this paragraph (iii) does not at any time exceed 16,400,000 shares (as adjusted for Recapitalizations) in the aggregate, inclusive of all such shares so issued (or deemed issued) prior to or after the Original Issue Date, unless otherwise unanimously approved by the Board of Directors, PROVIDED FURTHER that any such shares returned to any such plan or arrangement as a result of termination of service or employment or otherwise may be reissued in accordance with the terms and conditions of such plans or arrangements;

(iv) in connection with a share split, share combination or similar transaction for which adjustment of the Conversion Price is made pursuant to Article 23;

(v) in connection with currently outstanding options, warrants, notes or other rights to acquire, convert into or exchange for, securities of the Company;

(vi) in a Qualified IPO;

(vii) pursuant to a joint venture arrangement or the acquisition of another entity or business by the Company by merger, purchase of substantially all of the assets, acquisition of shares or other reorganization whereby the Company or its members own not less than a majority of the voting power of the surviving or successor entity in the same proportions and with substantially the same rights as immediately prior to such joint venture arrangement, acquisition or other reorganization (subject to adjustment to the extent any member of the company is also a member of another party to such joint venture arrangement, acquisition or other reorganization), provided that such joint venture arrangement or acquisition is approved by the Board of Directors;

(viii) as a result of the application of the anti-dilution provisions set forth in Article 21;

(ix) with the approval of holders of a majority of the outstanding Preference Shares, voting together as a single class; and

(x) to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions approved by the Board of Directors.

“Articles” means these Articles as originally framed or as from time to time altered by Special Resolution.

“Auditors” means the persons for the time being performing the duties of auditors of the Company.

“Board of Directors” means the board of directors of the Company.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business in the State of California in the United States of America.

“Company” means the above-named Sagent Holding Co.

“Conversion Date” means the date specified in any notice served by a holder of Preference Shares electing to convert such shares or the date on which automatic conversion is to occur in accordance with Article 16.

“Conversion Price” has the meaning given thereto in Article 14 and as adjusted pursuant to these Articles.

“Convertible Securities” means any shares, warrants or other securities directly or indirectly convertible into or exchangeable or exercisable for Ordinary Shares.

“Deemed Liquidation Event” occurs upon any transaction or series of related transactions involving: (i) a sale or conveyance by the Company of all or substantially all of its assets on a consolidated basis (including the sale or exclusive licensing of all or substantially all of the intellectual property assets of the Company, other than in the ordinary course of business); (ii) any acquisition of the Company by another entity, person or group of related entities or persons by means of merger, consolidation, share sale or share sales or other form of corporate reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring company or its subsidiary or parent (other than (x) a transaction in which

Members of the Company immediately prior to such transaction beneficially own a majority of the voting shares and a majority of the economic interest of the surviving company immediately following such transaction, (y) a transaction for the sole purpose of changing the corporate domicile, or (z) a transaction in which shares are sold for the sole purposes of capital raising); or (iii) any other transaction or series of related transactions to which the Company is a party as a result of which persons, other than the Members of the Company immediately prior to the transaction, beneficially own a majority of the voting power of the surviving entity immediately following such transaction or series of related transactions.

“Directors” means the directors for the time being of the Company.

“Distribution” shall mean the transfer of cash or other property without additional consideration whether by way of dividend or otherwise, other than (i) dividends on Ordinary Shares payable in Ordinary Shares, or (ii) the purchase or redemption of shares of the Company for cash or property in connection with: (A) repurchases by the Company at the original issue price of Ordinary Shares issued to employees, officers, directors or consultants of the Company or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase; (B) repurchases by the Company of Ordinary Shares issued to employees, officers, directors or consultants of the Company or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right; (C) repurchases of shares of the Company in connection with the settlement of bona fide disputes with any Member that are approved by the Board of Directors; or (D) any other repurchase or redemption of shares of the Company approved by the holders of the Preference Shares, voting as a single class, or effected as part of the conversion of Preference Shares pursuant to Article 13 or Article 16.

“Dividend Rate” shall mean for each Preference Share, an annual rate of eight percent (8%) of the applicable Original Purchase Price of such Preference Share.

“Dollars” or “USD $” refers to the dollar currency of the United States of America and references to cents or ¢ should be construed accordingly.

“Electronic Record” has the meaning given thereto in the Electronic Transactions Law (2000 Revision).

“Independent Directors” has the meaning given it in Article 98 hereof.

“IPO” means the closing of the Company’s first firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act or similar securities laws, to the extent applicable, in connection with an offering of securities in another jurisdiction with an internationally recognized securities market.

“Liquidation Preference” has the meaning given it in Article 131(a) hereof.

“Member” shall bear the meaning ascribed thereto in the Statute.

“Members Agreement” means that certain Members Agreement made and entered into on or around the Original Issue Date of the Series B-1 Preference Shares by and among the Company and certain Members, as may be amended from time to time.

“Memorandum of Association” means Memorandum of Association of the Company as currently framed or as from time to time altered by Ordinary Resolution.

“Month” means calendar month.

“Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire Ordinary Shares or Convertible Securities.

“Ordinary Resolution” means (i) a resolution passed by Members who hold, in the aggregate, a majority of the outstanding Ordinary Shares, assuming conversion of all then outstanding Preference Shares, and who, being entitled to do so, vote in person or, where proxies are allowed, by proxy, or, in the case of corporations, by their duly authorized representatives at a general meeting, or (ii) a resolution approved in writing by Members who hold, in the aggregate, a majority of the outstanding Ordinary Shares, assuming conversion of all then outstanding Preference Shares, and who are entitled to vote at a general meeting of the Company, and the effective date of the resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Ordinary Share Director” has the meaning given it in Article 98 hereof.

“Ordinary Shares” means shares in the capital of the Company of USD $0.00001 nominal or par value designated as Ordinary Shares and having the rights provided for in these Articles.

“Original Issue Date” means, with respect to the Series A Preference Shares, the date on which the first Series A Preference Share was issued, with respect to the Series B Preference Shares, the date on which the first Series B Preference Share was issued, and with respect to the Series B-1 Preference Shares, the date on which the first Series B-1 Preference Share was issued.

“Original Purchase Price” means, with respect to the Series A Preference Shares, USD $1.00 per share (subject to adjustment for Recapitalizations), with respect to the Series B Preference Shares, USD $1.40 per share (subject to adjustment for Recapitalizations) and with respect to the Series B-1 Preference Shares, USD $1.40 per share (subject to adjustment for Recapitalizations).

“Preference Shares” means the Series A Preference Shares, Series B Preference Shares and Series B-1 Preference Shares.

“Qualified IPO” has the meaning given it in Article 16(i) hereof.

“Recapitalization” means any share split, share dividend, share combination or consolidation or other recapitalization in relation to the shares of the Company.

“Registered Office” means the registered office for the time being of the Company.

“Seal” means the common seal of the Company and includes every duplicate seal.

“Secretary” includes an Assistant Secretary and any person appointed by the Board of Directors to perform the duties of Secretary of the Company.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Series A Directors” has the meaning given it in Article 98 hereof.

“Series A Preference Shares” means shares in the capital of the Company of USD $0.00001 nominal or par value designated as Series A Preference Shares and having the rights provided for in these Articles.

“Series B Preference Shares” means shares in the capital of the Company of USD $0.00001 nominal or par value designated as Series B Preference Shares and having the rights provided for in these Articles.

“Series B-1 Director” has the meaning given it in Article 98 hereof.

“Series B-1 Preference Shares” means shares in the capital of the Company of USD $0.00001 nominal or par value designated as Series B-1 Preference Shares and having the rights provided for in these Articles.

“Shares” shall be construed as a reference to shares of each class of share of the Company from time to time in issue and includes fractions of shares (except as otherwise provided herein).

“Special Resolution” (i) a resolution passed by at least two-thirds (2/3) of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy, or, in the case of corporations, by their duly authorized representatives, at a general meeting of which notice specifying the intention to propose the resolution as a Special Resolution has been duly given, or (ii) a resolution approved in writing by all of the Members entitled to vote at a general meeting of the Company, and the effective date of the resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed. In computing such two-thirds (2/3) requirement, regards shall be had to the number of votes to which each Member is entitled by the Articles.

“Statute” means the Companies Law of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in force.

“Written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record.

Words importing the singular number include the plural number and vice versa.

Words importing the masculine gender include the feminine gender.

Words importing persons include corporations.

2. The business of the Company may be commenced as soon after incorporation as the Board of Directors shall see fit, notwithstanding that only part of the shares may have been allotted.

3. The Board of Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.

Certificates for Shares

4. Certificates representing shares of the Company shall be in such form as shall be determined by the Board of Directors. Such certificates shall be under seal and affixed with appropriate legends. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled. The Board of Directors may authorise certificates to be issued with the seal and authorised signature(s) affixed by some method or system of mechanical process.

5. Notwithstanding Article 4 of these Articles, if a share certificate be defaced, lost or destroyed, it may be renewed on payment of a fee of one dollar (USD $1.00) or such less sum and on such terms (if any) as to evidence and indemnity and the payment of the expenses incurred by the Company in investigating evidence, as the Board of Directors may prescribe.

Issue of Shares

6. (a) The Company is authorised to issue 184,500,000 Ordinary Shares, with nominal or par value of USD $0.00001 each and 150,136,052 Preference Shares with nominal or par value of USD $0.00001 each, 113,000,000 of which shall be designated as Series A Preference Shares, 7,000,000 of which shall be designated as Series B Preference Shares, and 30,136,052 of which shall be designated as Series B-1 Preference Shares.

(b) The powers, preferences and rights, and the qualifications, limitations or restrictions thereof in respect to the Ordinary Shares and the Preference Shares shall be subject to Article 77 and as otherwise herein provided.

(c) Subject to Article 77 and as otherwise herein provided, all shares of the Company for the time being unallotted and unissued shall be under the control of the Board of Directors who may allot, issue or grant options or warrants over or otherwise dispose of shares of the Company with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise, and to such persons at such times and on such other terms as they think proper. All shares shall be issued fully paid.

7. The Company shall maintain a register of its Members and every person whose name is entered as a Member in the register of Members shall be entitled without payment to receive within two (2) months after allotment or lodgment of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his shares or several certificates each for one or more of his shares upon payment of fifty cents (USD $0.50) for every certificate after the first or such less sum as the Board of Directors shall from time to time determine, PROVIDED THAT in respect of a share or shares held jointly by several persons, the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all such holders.

Transfer of Shares

8. The instrument of transfer of any shares shall be in writing and shall be executed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register of Members in respect thereof.

9. The Board of Directors shall register any transfer of Shares that is made in accordance with the provisions of these Articles and the Members Agreement, and shall decline to register any purported transfer of Shares that is not made in accordance with the provisions of these Articles and the Members Agreement.

10. The registration of transfers may be suspended at such time and for such periods as the Board of Directors may from time to time determine, PROVIDED THAT such registration shall not be suspended for more than forty-five (45) days in any year.

Variation of Rights of Shares

11. If at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of, or with the sanction of a resolution passed at a general meeting by, the holders of a majority of the then outstanding shares of that class. The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class of shares except that the necessary quorum shall be one person holding or representing by proxy a majority of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll.

12. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not be deemed to be varied by (i) the creation or issue of further shares ranking in priority to or pari passu therewith or (ii) any share split or share combination with respect thereto.

Conversion of Preference Shares

13. Each holder of Preference Shares shall be entitled to convert any or all of its Preference Shares at any time, without the payment of any additional consideration, into such number of fully paid Ordinary Shares per Preference Share as is determined by dividing the Original Purchase Price by the Conversion Price (as defined below) determined in each case as hereinafter provided, in effect at the time of conversion. Any conversion of Preference Shares made pursuant to these Articles shall be effected by the redemption of the relevant number of Preference Shares and the issuance of an appropriate number of Ordinary Shares.

14. The price at which each Ordinary Share shall be issued upon conversion of Preference Shares without the payment of any additional consideration by the holders thereof (the “Conversion Price”) shall initially be the Original Purchase Price. The Conversion Price for Preference Shares shall be subject to adjustment, in order to adjust the number of Ordinary Shares into which such Preference Shares are convertible, as hereinafter provided.

15. Upon conversion, all declared and unpaid share dividends on the Preference Shares shall be paid in shares and all declared and unpaid cash dividends on the Preference Shares shall be paid either in cash or by the issuance of further Ordinary Shares, at the option of the holders of the Preference Shares, in accordance with Articles 18 and 108.

16. Each Preference Share shall automatically be converted into Ordinary Shares at the then-effective Conversion Price upon (i) the closing of the Company’s first firm commitment underwritten public offering in the United States pursuant to an effective registration statement under the Securities Act (or similar securities laws, to the extent applicable, in connection with an offering of securities in such other jurisdiction with an internationally recognized securities market) covering the offer and sale of Ordinary Shares to the public with gross cash proceeds to the Company in respect of all the Ordinary Shares so offered of not less than USD $85,000,000.00 and a per share offering price of at least USD $4.00 (as adjusted for Recapitalizations and prior to underwriting commission and expense) and a pre-offering valuation of the Company of at least USD $450,000,000 (calculated as the offering price to the public multiplied by the number of Ordinary Shares outstanding immediately following the offering, on a fully diluted basis) and in connection with which the Company has satisfied the listing requirements of an internationally recognized stock exchange or quotation system (a “Qualified IPO”), or (ii) with the affirmative vote of the holders of a majority of the then outstanding Preference Shares, voting as a separate class. Any conversion of Preference Shares made pursuant to this paragraph shall be effected by the redemption of the relevant number of Preference Shares and the issuance of an appropriate number of Ordinary Shares.

17. No fractional Ordinary Shares shall be issued upon conversion of any Preference Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall at the discretion of the Board of Directors either (i) pay cash equal to such fraction multiplied by the then-effective Conversion Price for the particular series of any Preference Shares, or (ii) issue one whole Ordinary Share for each fractional share to which the holder would otherwise be entitled.

18. The right to convert shall be exercisable by the holder of Preference Shares surrendering the certificate or certificates therefor (or a related lost share certificate affidavit in a form reasonably acceptable to the Directors) at the registered office of the Company or the office of any transfer agent for the Preference Shares, together with a written notice that such holder elects (which election shall be irrevocable) to convert a specified number of Preference Shares of a specified class or classes on a specified date and at the Conversion Price in effect on such specified date. In the event of an automatic conversion pursuant to Article 16, all outstanding Preference Shares shall be converted automatically without any further action by the holders thereof and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent in respect of such Preference Shares. The Company will give notice of the automatic conversion to the holders of Preference Shares within twenty (20) Business Days of the Conversion Date (which period may be waived or shortened with the vote of holders of a majority of the then outstanding Preference Shares, voting as a single class). The Company will not issue certificates in respect of any Ordinary Shares into which Preference Shares have been converted upon automatic conversion unless the certificates in respect of the Preference Shares so converted are either delivered to the registered office of the Company or to the office of its transfer agent in respect of such Preference Shares or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. The Company shall, as soon as practicable following delivery of the certificates representing Preference Shares or an indemnity as aforesaid, in the case of an automatic conversion, or as soon as practicable following the Conversion Date in respect of any conversion at the option of the holders, issue and deliver to such holder, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid, together with a check, if applicable, payable to the holder in the amount of any cash amount payable as the result of any fractional share resulting from the conversion of Preference Shares into Ordinary Shares.

Adjustments to Conversion Prices

19. In accordance with the provisions set forth in Articles 20 through 24 below, the Conversion Price of Preference Shares shall be adjusted in respect of the issuance of Additional Ordinary Shares if the consideration per share for the Additional Ordinary Share issued or deemed to be issued by the Company is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such Preference Share. For greater certainty, no Additional Ordinary Shares shall be deemed to have been issued, and no adjustment to the Conversion Price of any series of Preference Shares shall be made, solely as a result of an adjustment to the Conversion Price of any series of Preference Shares in accordance with these Articles.

20. In the event the Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Ordinary Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, PROVIDED THAT Additional Ordinary Shares shall not be deemed to have been issued unless the consideration per share (determined pursuant to Article 22 below) of such Additional Ordinary Shares would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and PROVIDED FURTHER THAT Ordinary Shares, Options and Convertible Securities specifically excluded from the definition of Additional Ordinary Shares shall not be included, and PROVIDED FURTHER THAT in any such case in which Additional Ordinary Shares are deemed to be issued:

(a) no further adjustment in a Conversion Price shall be made upon the subsequent issue of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(b) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Company, or change in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Article 20), then the Conversion Price of each series of Preference Shares computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such change becoming effective, be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(c) no readjustment pursuant to clause (b) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (X) the Conversion Price for such series of Preference Shares in effect immediately prior to the original adjustment, or (Y) the Conversion Price for such series of Preference Shares that would have resulted from any issuance of Additional Ordinary Shares between the original adjustment and such readjustment, and no readjustment shall affect Ordinary Shares issued on conversion of Convertible Securities prior to such readjustment;

(d) Upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of each series of Preference Shares computed upon the original issue thereof and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(i) in the case of Convertible Securities or Options for Ordinary Shares, the only Additional Ordinary Shares issued were the Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of such exercised Options plus the consideration actually received by the Company upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(ii) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Ordinary Shares deemed to have been then issued was the consideration actually received by the Company for the issue of such exercised Options, plus the consideration deemed to have been received by the Company (determined pursuant to Article 22 hereof) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(e) in the event of any change (by amendment or otherwise, other than a change related to the application of anti-dilution provisions similar to those included in this Article 20) in the number of shares of Ordinary Shares authorized for issue or in the consideration payable to the Company upon the exercise of such Options or upon the conversion of or in exchange for such Convertible Securities, the applicable Conversion Price of each series of Preference Shares (to the extent said applicable Conversion Price is in any way affected by or computed using such Options or Convertible Securities), shall be recomputed to reflect such change.

21. In the event the Company shall issue Additional Ordinary Shares (including Additional Ordinary Shares deemed to be issued pursuant to Article 20) for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issuance, then and in such event, such Conversion Price shall be reduced, concurrently with such issue (a) with respect to Series A Preference Shares and Series B Preference Shares, to a price (calculated to the nearest 1/100th of a cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of Ordinary Shares outstanding immediately prior to such issue plus the number of Ordinary Shares which the aggregate consideration received by the Company for the total number of Additional Ordinary Shares so issued would purchase at such Conversion Price, and the denominator of which shall be the number of Ordinary Shares outstanding immediately prior to such issue plus the number of such Additional Ordinary Shares so issued; PROVIDED THAT, for the purposes of this Article 21, all Ordinary Shares issuable upon conversion of all outstanding Preference Shares and Convertible Securities and upon exercise of all outstanding Options, shall be deemed to be outstanding ; and (b) with respect to Series B-1 Preference Shares, to a price equal to the consideration per share received by the Company for such issue or deemed issue of the Additional Ordinary Shares; provided that if such issuance or deemed issuance was without consideration, then the Company shall be deemed to have received an aggregate of USD $0.001 of consideration for all such Additional Ordinary Shares issued or deemed to be issued.

22. The consideration received by the Company for the issue of any Additional Ordinary Shares shall be computed as follows:

(a) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends;

(b) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment;

(c) in the event Additional Ordinary Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as determined in good faith by the Board of Directors; and

(d) the consideration per share received by the Company for Additional Ordinary Shares deemed to have been issued pursuant to Article 20, relating to Options and Convertible Securities, shall be determined by dividing

(x) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(y) the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

23. The Conversion Price in effect from time to time for each series of Preference Shares, shall be subject to adjustment from time to time as follows:

(a) In the event the Company at any time or from time to time after the Original Issue Date shall set a record date for or shall declare or pay any Distribution on the Ordinary Shares payable in Ordinary Shares, or effect a split or subdivision of the outstanding Ordinary Shares (by reclassification or otherwise than by payment of a dividend in Ordinary Shares), the Conversion Price for each class of Preference Shares then in effect shall, concurrently with the payment of such Distribution or the effectiveness of such subdivision, as the case may be, be proportionately decreased.

(b) In the event the outstanding Ordinary Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Ordinary Shares, the Conversion Price for each class of Preference Shares then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(c) In the event the Company, at any time or from time to time, makes or fixes a record date for the determination of holders of Ordinary Shares entitled to receive any distribution payable in securities of the Company other than Ordinary Shares and other than as otherwise adjusted in this Article 23, then and in each such event, provision shall be made so that the holders of the Preference Shares shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities of the Company which they would have received had the Preference Shares been converted into Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Article 23 with respect to the rights of the holders of such Preference Shares.

(d) If the Ordinary Shares issuable upon conversion of each class of Preference Shares shall be changed into the same or a different number of shares of any other class or classes of Shares, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), provision shall be made, concurrently with the effectiveness of such reorganization or reclassification, such that the Preference Shares shall be convertible into, in lieu of the number of Ordinary Shares which the holders of such Preference Shares would otherwise have been entitled to receive, a number of shares of such other class or classes of shares equivalent to the number of Ordinary Shares that would have been subject to receipt by the holders of such Preference Shares upon conversion of their Preference Shares immediately before that change.

(e) If at any time or from time to time there shall be a capital reorganization of the Ordinary Shares (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Article 23) or a merger or consolidation of this Company with or into another corporation or entity, or the sale of all or substantially all of this Company’s properties and assets to any other person, then (unless such transaction or transactions constitute a Deemed Liquidation Event) as a part of such reorganization, merger, consolidation, or sale, provision shall be made so that the holders of the Preference Shares shall thereafter be entitled to receive upon conversion of the Preference Shares held by them, the number of shares or other securities or property of the Company, or of the successor company resulting from such merger or consolidation or sale, to which a holder of Ordinary Shares deliverable upon conversion would have been entitled to upon such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article 23 (including adjustment of the Conversion Price for the Preference Shares then in issue and the number of shares purchasable upon conversion of the Preference Shares) so that this Article 23 shall be applicable after that event as nearly equivalent as may be practicable.

(f) In the event the outstanding Preference Shares or series of Preference Shares shall be subdivided (by share split, by payment of a share dividend or otherwise) into a greater number of Preference Shares, the Dividend Rate, the Original Purchase Price and the Liquidation Preference, each if applicable, of the affected series of Preference Shares in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding Preference Shares or series of Preference Shares shall be combined (by reclassification, combination or otherwise) into a lesser number of Preference Shares, the Dividend Rate, the Original Purchase Price and the Liquidation Preference, each if applicable, of the affected series of Preference Shares in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

24. Upon the occurrence of each adjustment or readjustment of the Conversion Price for a series of Preference Shares pursuant to Article 23 the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preference Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preference Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of Preference Shares.

Commission on Sale of Shares

25. The Company may, insofar as the Statute from time to time permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe, whether absolutely or conditionally, for any shares of the Company. Such commission may be satisfied by the payment of cash or the lodgment of fully or partly paid-up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

Nonrecognition of Trusts

26. No person shall be recognized by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof), any equitable, contingent, future or partial interest in any share, or any interest in any fractional part of a share or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share, except an absolute right to the entirety thereof in the registered holder.

Registration of Empowering Instruments

27. The Company shall be entitled to charge a fee not exceeding one dollar (USD $1.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney or other instrument.

Transmission of Shares

28. In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognized by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.

29. Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Board of Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Board of Directors shall, in either case, have the same right to decline or suspend registration as the Board of Directors would have had in the case of a transfer of the share by that Member before his death or bankruptcy as the case may be. If the person so becoming entitled shall elect to be registered himself as holder, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

30. A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company; PROVIDED, HOWEVER, that the Board of Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and, if the notice is not complied with within ninety (90) days, the Board of Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

Drag-Along Rights

31. (a) Prior to an IPO, in the event that the Board of Directors and Members holding at least 50% of the Company’s outstanding Ordinary Shares and Preference Shares, voting together as a single class on an as-converted basis (the “Accepting Members”), approve a Deemed Liquidation Event in which the aggregate consideration to be paid to the Member, less any required withholding, holdbacks or escrows, is no less than USD $700,000,000 (an “Approved Sale”), then the remaining Members (collectively, the “Remaining Members”), shall each consent to, vote for and raise no objections to the Approved Sale. If the Approved Sale will take the form of an asset sale, merger or consolidation, the Remaining Members shall vote in favor of such transaction and shall waive any appraisal rights or dissenters’ rights in connection with such transaction. If the Approved Sale is structured as a sale of the shares of the Company, each Remaining Member shall agree to sell all shares in the Company then held by such Remaining Member on the terms and conditions approved by the Accepting Members. All shares transferred by the Remaining Members pursuant to this Article 31 shall be sold at the same price and otherwise treated identically with the shares of the same class and series being sold by the Accepting Members in all respects. The Remaining Members shall each take such actions as may be reasonably required and otherwise cooperate in good faith with the Accepting Members in connection with consummating the Approved Sale, including the execution of such agreements and such instruments and other actions reasonably necessary to effectuate the allocation and distribution of the aggregate consideration upon the Approved Sale.

(b) The Accepting Members shall give the Remaining Members at least ten (10) days prior written notice of any Approved Sale as to which the Accepting Members intend to exercise their rights under Article 31 (which 10-day period may be shortened or waived by holders of a majority of the shares held by all of the Remaining Members, voting together as a single class on an as-converted basis). Such notices shall be delivered by the Accepting Members to the Company to the attention of the President, and the Company shall thereupon cause such notices to be transmitted to each Remaining Member at its registered address maintained with the Company. Charges for such transmittal shall be against the account of the Accepting Members, who will be required to indicate the method of transmission to be used by the Company in this regard (e.g., regular post, express courier, etc.). The Company may require advance payment of funds from the Accepting Members to cover the costs of transmitting such notices.

(c) In furtherance of the foregoing, the Company is authorized to sell the shares held by the Remaining Members on behalf of the Remaining Members, and pursuant to such authorization, may execute all documents necessary to effectuate the sale and transfer of such shares on behalf of the Remaining Members. Notwithstanding the foregoing provisions of Article 31, the Remaining Members shall not be obligated to sell their shares, and the Company shall not be authorized to sell the shares held by the Remaining Members in accordance with the preceding sentence, if the Accepting Members do not complete the Approved Sale on terms and conditions that are in all material respects identical to those specified in the notice.

Amendment of Memorandum of Association

32. (a) Subject to Article 77 herein and insofar as permitted by the provisions of the Statute, the Company may from time to time by Special Resolution alter or amend its Memorandum of Association otherwise than with respect to its name and objects and may, without restricting the generality of the foregoing:

(i) increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe, and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(ii) consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(iii) by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum of Association or into shares without nominal or par value; or

(iv) cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person.

(b) All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

Amendment of Articles, Change of Location of Registered Office and Alteration of Capital

33. (a) Subject to Articles 48 and 77 herein and insofar as permitted under the provisions of the Statute, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

(b) Subject to the provisions of the Statute, the Company may by Special Resolution change its name or alter its objects.

(c) Subject to the provisions of the Statute, the Company may by Special Resolution reduce its share capital and any capital redemption reserve fund.

(d) Subject to the provisions of the Statute, the Company may by resolution of the Board of Directors change the location of its registered office.

General Meeting

34. The Company shall within one (1) year of its incorporation and in each year of its existence thereafter hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Board of Directors shall appoint. At these meetings, the report of the Board of Directors, if any, shall be presented. Notwithstanding the foregoing, if the Company is exempted as defined in the Statute, it may, but shall not be obligated to, hold an annual general meeting.

35. The Board of Directors may, whenever it thinks fit, and it shall on the requisition of Members of the Company, holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up capital of the Company (on an as-converted basis) as at the date of the deposit carries the right of voting at general meetings of the Company, proceed to convene a general meeting of the Company.

(a) The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company, and may consist of several documents in like form, each signed by one or more requisitionists.

(b) If the Board of Directors does not within twenty (20) days from the date of the deposit of the requisition, duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty (20) days.

(c) A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Board of Directors.

Notice of General Meetings

36. At least five (5) days’ notice (but not more than sixty (60) days’ notice) shall be given of an annual general meeting or any other general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given, and of the day for which it is given, and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned, or in such other manner, if any, as may be prescribed by the Company; PROVIDED THAT a general meeting of the Company shall, whether or not the notice specified in this Article has been given, be deemed to have been duly convened if it is so agreed either before or after the meeting by holders of not less than the minimum number of Shares required to approve the actions submitted to the Members for approval at such meeting by such holders signing a written waiver of notice or a consent to the holding of the meeting or an approval of the minutes thereof. All such waivers, consents and approvals shall be filed with the corporate records of the Company or referred to in the minutes of the Meeting and a copy shall be delivered to each holder that does not sign such waiver, consent or approval. Attendance by a Member at a meeting shall also constitute a waiver of notice, except when that person objects at the beginning of the meeting to the transaction of any business on the basis that the meeting is not lawfully called or convened.

Proceedings at General Meetings

37. No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business; the quorum shall be Members present in person, by telephone or other telecommunication method or by proxy holding a majority of shares carrying the right to vote.

38. A Special Resolution in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations or other entities by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held. An Ordinary Resolution in writing (in one or more counterparts) signed by Members holding a majority of the Shares, voting together as a single class on an as-converted basis, for the time being carrying the entitlement to receive notice of and to attend and vote at general meetings (or being corporations or other entities by their duly authorized representatives) (regard being had to the number of votes to which each Member is entitled by the Articles) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held. After the Ordinary Resolution is adopted by Members, a copy of such Ordinary Resolution shall be delivered to each holder that does not sign such resolution.

39. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved and if in any other case it shall stand adjourned to the same day in the next week at the same time and place, or to such other time or such other place as the directors may determine.

40. The Chairman, if any, of the Board of Directors shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he shall not be present within fifteen (15) minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Board of Directors present shall elect one of their number to be Chairman of the meeting.

41. If at any general meeting no Director is willing to act as Chairman or if no Director is present within fifteen (15) minutes after the time appointed for holding the meeting, the Members present shall choose one of their number to be Chairman of the meeting.

42. The Chairman of the meeting may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the holders, present in person or by proxy, of a majority of the shares held by Members present at that meeting in person or by proxy, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for more than forty-five (45) days or a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

43. At any general meeting, a resolution put to the vote of the meeting shall be decided by a poll conducted by the Chairman of the meeting.

44. [Reserved].

45. A vote by a show of hands in lieu of a poll shall not be permitted.

46. A poll shall be taken in such manner as the Chairman directs and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was taken.

47. A poll demanded on the election of a Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the Chairman of the meeting directs and any business other than that upon which a poll has been demanded or is contingent thereon may be proceeded with pending the taking of the poll.

Votes of Members

48. Subject to any rights or restrictions for the time being attached to any class or classes of shares, on a poll, every Member present in person or by proxy shall be entitled to one vote in respect of each Ordinary Share held by him, and, in the case of each Preference Share held by him, to that many votes to which he would be entitled, if he converted such Preference Shares on the record date in respect of the Meeting at which the poll is taken, or, if no record date is established, the date the poll was taken; PROVIDED THAT:

(1) for so long as at least five million (5,000,000) Series A Preference Shares (as adjusted for Recapitalizations) remain outstanding, in respect of any resolution of the Members (whether or not a Special Resolution) to take any action set forth in Article 77(a)(ii), 77(a)(iii) or 77(a)(v), if the holders of a majority of the outstanding Series A Preference Shares do not vote in favor of such resolution, then:

(a) the Series A Preference Shares held by holders of Series A Preference Shares voting against such resolution shall together carry 51 votes in respect of that resolution, such votes being divided equally between the said Series A Preference Shares; and

(b) the Series A Preference Shares held by the holders of Series A Preference Shares voting for such resolution and the Ordinary Shares, Series B Preference Shares and Series B-1 Preference Shares shall together carry 49 votes in respect of such resolution, such votes being equally divided between the said Series A Preference Shares, Series B Preference Shares and Series B-1 Preference Shares (voting on an as-converted basis) and the Ordinary Shares; and

(2) for so long as at least five million (5,000,000) Series A Preference Shares (as adjusted for Recapitalizations) remain outstanding, in respect of any resolution of the Members (whether or not a Special Resolution) to take any action set forth in Article 77(a)(i), 77(a)(iv), 77(a)(vi) or 77(a)(vii) if such action (1) has not first been approved by a majority of the Board including the Series B-1 Director or (2) the holders of a majority of the outstanding Series A Preference Shares do not vote in favor of such resolution, then:

(a) the Series A Preference Shares held by holders of Series A Preference Shares voting against such resolution and the Series B-1 Preference Shares held by holders of Series B-1 Preference Shares voting against such resolution shall together carry 51 votes in respect of that resolution, such votes being divided equally between the said Series A Preference Shares and Series B-1 Preference Shares; and

(b) the Series A Preference Shares held by the holders of Series A Preference Shares voting for such resolution, the Series B-1 Preference Shares held by the holders of Series B-1 Preference Shares voting for such resolution and the Ordinary Shares and Series B Preference Shares shall together carry 49 votes in respect of such resolution, such votes being equally divided between the said Series A Preference Shares, Series B-1 Preference Shares, Ordinary Shares and Series B Preference Shares.

49. Other than as provided in the Articles or required by law, the holders of Ordinary Shares and the holders of Preference Shares shall vote together and not as separate classes and there shall be no series voting of the Preference Shares.

50. In the case of joint holders of record, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose, seniority shall be determined by the order in which the names stand in the register of Members.

51. A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his guardian, committee, receiver, curator bonis, or other person in the nature of a guardian, committee, receiver or curator bonis appointed by that court, and any such guardian, committee, receiver, curator bonis or other persons may vote by proxy.

52. No Member shall be entitled to vote at any general meeting unless he is registered as a member of the Company on the record date for such meeting, nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

53. No objection shall be raised to the qualification of any voter, except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

54. On a poll, votes may be given either personally or by proxy.

55. The provisions of these Articles relating to general meetings shall apply to every such meeting of the holders of one class or series of shares except that the necessary quorum shall be one or more persons holding or representing by proxy at least a majority of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll.

Record Dates

56. For purposes of determining the Members entitled to notice of any meeting or to vote thereat or entitled to give written consent without a meeting, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) days nor less than ten (10) days before the date of any such meeting, nor more than sixty (60) days before any such action without a meeting, and in such event only Members of record on the date so fixed are entitled to notice and to vote or to give consents, as the case may be, notwithstanding the registration of any transfer of any shares.

57. If the Board of Directors does not so fix a record date:

(a) the record date for determining Members entitled to notice of or to vote at any general meeting shall be at the close of business on the Business Day next preceding the day on which notice is given or, if notice is waived, at the close of business on the Business Day next preceding the day on which the meeting is held; and

(b) the record date for determining Members entitled to give written consent without a meeting, (i) when no prior action by the Board of Directors has been taken, shall be the day on which the first written consent is given, or (ii) when prior action by the Board of Directors has been taken, shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to that action, or the sixtieth (60th) day before the date of such other action, whichever is later.

58. For the purposes of determining the Members entitled to receive payment of any dividend or other distribution or allotment of any rights or the Members entitled to exercise any rights in respect of any other lawful action (other than as provided above), the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) days before any such action. In that case, only Members of record at the close of business on the date so fixed are entitled to receive the dividend, distribution or allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any shares on the books of the Company after the record date so fixed. If the Board of Directors does not so fix a record date, then the record date for determining Members for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the applicable resolution or the sixtieth (60th) day before the date of that action, whichever is later.

Proxies

59. The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, partnership, limited liability company or other entity, under the hand of an officer or attorney duly authorised in that behalf. A proxy need not be a Member of the Company.

60. The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting, PROVIDED THAT the Chairman of the Meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of telex, cable or telecopy confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company.

61. The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll. A validly executed proxy which does not state that it is irrevocable shall continue in full force and effect unless (i) the person who executed the proxy revokes it prior to the time of voting by delivering a notice in writing to the Company stating that the proxy is revoked or by executing a subsequent proxy and presenting it to the meeting or by voting in person at the meeting, or (ii) written notice of the death or incapacity of the maker of that proxy is received by the Company before the vote pursuant to which that proxy is counted; PROVIDED, however, that no proxy shall be valid after the expiration of eleven (11) months from the date of the proxy, unless otherwise provided in the proxy.

62. A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy is executed, or the transfer of the share in respect of which the proxy is given PROVIDED THAT no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

63. Any corporation, partnership, limited liability company or other entity which is a Member of record of the Company may in accordance with its Articles or in the absence of such provision by resolution of its directors or other governing body, authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the persons so authorised shall be entitled to exercise the same powers on behalf of the corporation, partnership, limited liability company or other entity which he represents as the corporation, partnership, limited liability company or other entity could exercise if it were an individual Member of record of the Company.

64. Shares in the Company which are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

Inspectors of Election

65. Before any meeting of the Members, the Board of Directors may appoint an inspector or inspectors of election to act at the meeting or its adjournment. If no inspector of election is so appointed, then the chairman of the meeting may, and on the request of any Member or a Member’s proxy, shall appoint an inspector or inspectors of election to act at the meeting. The number of inspectors shall be either one or three. If inspectors are appointed at a meeting pursuant to the request of one or more Members or proxies, then the holders of a majority of shares or their proxies present at the meeting shall determine whether one or three inspectors are to be appointed. If any person appointed as inspector fails to appear or fails or refuses to act, then the chairman of the meeting may, and upon the request of any Member or a Member proxy, shall, appoint a person to fill that vacancy.

Such inspectors shall:

(a) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, and the authenticity, validity and effect of proxies;

(b) receive votes, ballot or consents;

(c) hear and determine all challenges and questions in any way arising in connection with the right to vote;

(d) count and tabulate all votes or consents;

(e) determine when the polls shall close;

(f) determine the result; and

(g) do any other acts that may be proper to conduct the election or vote with fairness to all Members.

Directors

66. There shall be a Board of Directors consisting of up to seven (7) Directors. The limits in the number of directors may be increased or decreased from time to time, by Ordinary Resolution.

67. The remuneration to be paid to the Directors shall be such remuneration as the Board of Directors shall determine. Such remuneration shall be deemed to accrue from day to day. The Directors shall also be entitled to be paid their traveling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Board of Directors, or any committee of the Board of Directors, or general meetings of the Company, or in respect thereof as may be determined by the Board of Directors from time to time, or a combination partly of one such method and partly the other.

68. The Board of Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity, shall be in addition to his remuneration as a Director.

69. A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Board of Directors may determine.

70. A Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

71. A shareholding qualification for Board of Directors shall not be required.

72. A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company, or in which the Company may be interested as shareholder or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

73. No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid; PROVIDED, HOWEVER, that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

74. A general notice that a Director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 73 and, after such general notice, it shall not be necessary to give special notice relating to any particular transaction.

Alternate Directors

75. Alternate Directors shall not be permitted.

Powers and Duties of Directors

76. Subject to Article 77 below, the business of the Company shall be managed by the Board of Directors who may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not, from time to time by the Statute, or by these Articles, or such regulations, being not inconsistent with the aforesaid, as may be prescribed by the Company in general meeting required to be exercised by the Company in general meeting; PROVIDED, HOWEVER, that no regulations made by the Company in general meeting shall invalidate any prior act of the Board of Directors which would have been valid if that regulation had not been made.

Protective Provisions

77. Protective Provisions:

(a) For so long as at least five million (5,000,000) Series A Preference Shares (as adjusted for Recapitalizations) remain outstanding, the Company shall not take any of the following actions, either directly or indirectly by merger, consolidation, amendment to these Articles or otherwise, without first obtaining the consent of holders of at least a majority of the Series A Preference Shares then outstanding, voting as a single class:

(i) cause or permit the redemption, repurchase or other acquisition, directly or indirectly, of shares of the Company other than (A) the Company’s Ordinary Shares that are being repurchased at a price not higher than the original purchase price pursuant to option agreements or restricted share purchase agreements between the Company and any employees, officers, directors, consultants or service providers or pursuant to a right of first refusal held by the Company and (B) a redemption effected by the Company in accordance with Article 13 or Article 16 of these Articles to allow for the conversion of Preference Shares into Ordinary Shares;

(ii) declare or take any action resulting in payment of dividends or distributions with respect to the share capital of the Company (other than redemptions and repurchases permitted under (a) above);

(iii) increase or decrease the authorized number of shares of any class or series of the Company’s share capital;

(iv) amend or determine any provisions of the Memorandum of Association or these Articles, or change any rights, preferences, privileges or restrictions applicable to the holders of Series A Preference Shares, except if there is no resulting materially disproportionate adverse effect on the holders of Series A Preference Shares; provided, however, that the increase or decrease of authorized shares of any class or series of the Company’s share capital (other than the Series A Preference Shares) or the authorization and issue of a new senior or pari passu class or series of securities shall not be deemed to have a materially disproportionate adverse effect on the holders of Series A Preference Shares; provided, further, that consent shall not be required in connection with a Qualified IPO in which Preference Shares are converted into Ordinary Shares pursuant to Article 16 of the Articles;

(v) authorize, designate, reclassify, amend or issue, or obligate the Company to do any of the foregoing with respect to, any class or series of equity securities, including any security exercisable for or convertible into any equity security, which is or will be senior to or pari passu with, the Series A Preference Shares with respect to any rights, preferences or privileges or restrictions other than the Series B Preference Shares and Series B-1 Preference Shares and any warrant issued in connection with the issuance of Series B-1 Preference Shares (and any equity securities issued or issuable upon exercise of such warrant);

(vi) a voluntary dissolution or liquidation of the Company; or

(vii) authorize, enter into or agree to a Deemed Liquidation Event (with the exception of an Approved Sale) or Recapitalization.

(b) For so long as at least five million (5,000,000) Series A Preference Shares (as adjusted for Recapitalizations) remain outstanding, the Company shall not take any of the following actions, either directly or indirectly by merger, consolidation, amendment to the Articles or otherwise, without first obtaining the approval of a majority of the Board, including at least two (2) Series A Directors:

(i) incur any indebtedness over USD $500,000 other than trade payables incurred in the ordinary course of business;

(ii) change the number of directors on the Board;

(iii) adopt the annual budget and executive bonus goals; or

(iv) incur any capital or product development expenditures over USD $1,000,000 cumulative to any single company, product or project, except as may be set forth in a budget that was previously approved by a majority of the Board, including at least two (2) Series A Directors.

(c) For so long as at least five million (5,000,000) Series B-1 Preference Shares (as adjusted for Recapitalizations) remain outstanding, the Company shall not take any of the following actions, either directly or indirectly by merger, consolidation, amendment to the Articles or otherwise, without first obtaining the approval of a majority of the Board, including the Series B-1 Director:

(i) amend or determine any provisions of the Memorandum of Association or these Articles, or change any rights, preferences, privileges or restrictions applicable to the holders of Series B-1 Preference Shares, except if there is no resulting materially disproportionate adverse effect on the holders of Series B-1 Preference Shares; provided, however, that the increase or decrease of authorized shares of any class or series of the Company’s share capital (other than the Series B-1 Preference Shares) or the authorization and issue of a new senior or pari passu class or series of securities shall not be deemed to have a materially disproportionate adverse effect on the holders of Series B-1 Preference Shares; provided, further, that consent shall not be required in connection with a Qualified IPO in which Preference Shares are converted into Ordinary Shares pursuant to Article 16 of these Articles;

(ii) sale or disposition of the whole or a substantial part (more than 25% of the assets on a consolidated basis) of the business, goodwill or assets of the Company or any material subsidiary of the Company through sale, merger, acquisition, consolidation, or reorganization involving a change of control of the company in which the consideration for the Company taken as a whole is less than USD $700,000,000 (less any required withholding, holdbacks or escrows)

(iii) a voluntary dissolution or liquidation of the Company;

(iv) change or expansion of the business scope of the Company;

(v) acquisition of or any investments in entities or businesses outside of the existing business scope of the company or any acquisition involving consideration in excess of USD $20,000,000;

(vi) cause or permit the redemption, repurchase or other acquisition, directly or indirectly, of shares of the Company other than (A) the Company’s Ordinary Shares that are being repurchased at a price not higher than the original purchase price pursuant to option agreements or restricted share purchase agreements between the Company and any employees, officers, directors, consultants or service providers or pursuant to a right of first refusal held by the Company and (B) a redemption effected by the Company in accordance with Article 13 or Article 16 of these Articles to allow for the conversion of Preference Shares into Ordinary Shares

(vii) authorize, enter into or agree to a Deemed Liquidation Event (with the exception of an Approved Sale) or Recapitalization.

(d) For so long as at least five million (5,000,000) Series B-1 Preference Shares (as adjusted for Recapitalizations) remain outstanding, the Company shall not take any of the following actions, either directly or indirectly by merger, consolidation, amendment to the Articles or otherwise, without first obtaining the approval of: (i) to the extent there are six (6) or more directors sitting on the Board, five (5) directors and (ii) to the extent there are five (5) or fewer directors sitting on the Board, a majority of the Board including at least one (1) of the Series B-1 Director, the Ordinary Share Director or the Independent Director.

(i) approval of any related party transaction (or series of related transactions) involving consideration or value in excess of USD $20,000; provided that the interested director(s) (if any) shall be required to disclose their interest therein and abstain from deliberation and voting therefor (but shall be counted for the purposes of quorum); provided further that if the previous proviso is not met, such transaction(s) must be approved by a majority of the Board, including the Series B-1 Director if such Director is not an interested director;

(ii) incurring additional indebtedness, commitments or guarantees of indebtedness in excess of USD $5,000,000;

(iii) approval of any new option plans or other equity incentive arrangements or grant of incentive options;

(iv) approval of annual budget or material amendment thereof;

(v) any single expenditure in excess of USD $1,000,000 or expenditures in excess of USD $5,000,000 in any 12-month period which are not included in an approved annual budget;

(vi) determination of timing, venue and valuation of any IPO of the Company other than a Qualified IPO; and

(vii) appointment of the Company’s corporate officers.

78. The Board of Directors may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board of Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board of Directors under these Articles) and for such period and subject to such conditions as the Board of Directors may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Board of Directors may think fit and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

79. All checks, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Board of Directors shall from time to time by resolution determine.

80. The Board of Directors shall cause minutes to be made in books provided for the purpose:

(a) of all appointments of officers made by the Board of Directors;

(b) of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Board of Directors and of any committee of the Board of Directors; or

(c) of all resolutions and proceedings, at all meetings of the Company and of the Board of Directors and of committees of the Board of Directors.

81. The Board of Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependents and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

82. Subject to Article 77, above, the Board of Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities, whether outright or as security for any debt, liability or obligation of the Company or of any third party.

Management

83. The Board of Directors may from time to time provide for the management of the affairs of the Company in such manner as it shall think fit and the provisions contained in the three (3) next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(a) The Board of Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remuneration.

(b) The Board of Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Board of Directors and may authorize the members for the time being of any such local board, or any of them, to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Board of Directors may think fit and the Board of Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(c) Any such delegates as aforesaid may be authorised by the Board of Directors to subdelegate all or any of the powers, authorities, and discretions for the time being vested in them.

Managing Directors

84. The Board of Directors may, from time to time, appoint one or more of their body to the office of Managing Director for such term and at such remuneration (whether by way of salary, or commission, or participation in profits, or partly in one way and partly in another) as it may think fit but his appointment shall be subject to determination ipso facto if he ceases from any cause to be a Director can act in his stead as a Director or Managing Director.

85. The Board of Directors may entrust to and confer upon a Managing Director any of the powers exercisable by it upon such terms and conditions and with such restrictions as it may think fit and either collaterally with or to the exclusion of its own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.

Proceedings of Board of Directors

86. Except as otherwise provided by these Articles, the Board of Directors shall meet together for the dispatch of business, convening, adjourning and otherwise regulating its meetings as it thinks fit. Questions arising at any meeting shall be decided, resolutions shall be adopted and other action shall be taken only upon the affirmative vote of a majority of the Directors present at a meeting at which there is a quorum, subject to Article 77, above.

87. The President, any Vice President, the Secretary or any two Directors may at any time summon a meeting of the Board of Directors by at least four (4) days’ notice in writing or seventy two (72) hours oral notice to every Director, which notice shall set forth the general nature of the business to be considered, PROVIDED FURTHER if notice is given in person, by electronic mail or telecopy, the same shall be deemed to have been given on the same day that the same is given or sent to the Directors as aforesaid, provided that the Directors acknowledge or confirm receipt of such electronic mail or telecopy. Any oral notice given personally or by telephone may be communicated either to the Director or to a person at the office of the Director who the person giving the notice has reason to believe will promptly communicate it to the Director.

88. Notice of a meeting need not be given to any Director (i) who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or (ii) who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such Director. All such waivers, consents, and approvals shall be filed with the corporate records or made part of the minutes of the meeting. A waiver of notice need not specify the purpose of any regular or special meeting of the Board of Directors.

89. The quorum necessary for the transaction of the business of the Board of Directors shall be a majority of the then appointed or elected Directors. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of Directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

90. [Reserved].

91. A majority of the Board of Directors present, whether or not constituting a quorum (provided there was a quorum when the meeting started) may adjourn any meeting to another time and place. Notice of the time and place of holding an adjourned meeting need not be given unless the meeting is adjourned for more than twenty-four hours. If the meeting is adjourned for more than twenty-four hours, then notice of the time and place of the adjourned meeting shall be given before the adjourned meeting takes place, in the manner specified in Article 87 to the Directors not present at the time of the adjournment.

92. The Directors may elect a Chairman of the Board of Directors and determine the period for which he is to hold office; but if no such Chairman is elected, or if at any meeting the Chairman is not present within thirty minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be Chairman of the meeting.

93. The Board of Directors may delegate any of its powers to committees consisting of such member or members of the Board of Directors as it thinks fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Board of Directors.

94. A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by the affirmative vote of a majority of the Directors present.

95. All acts done by any meeting of the Board of Directors or of a committee of the Board of Directors shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director, or that any Director was disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director as the case may be.

96. Directors may participate in a meeting of the Board of Directors or of any committee thereof by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. Upon the request of any Director, a conference dial-in number shall be made available for a meeting of the board of Directors. A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of the Board of Directors shall be as valid and effectual as if it had been passed at a meeting of the Board of Directors or committee, as the case may be, duly convened and held.

97. A Director may be represented at any meetings of the Board of Directors by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director. The provisions of Articles 59-64 shall mutatis mutandis apply to the appointment of proxies by Directors.

Appointment and Removal of Directors

98. (a) For so long as at least three million (3,000,000) Series A Preference Shares (as adjusted for Recapitalizations) remain outstanding: (a) the holders of a majority of the Series A Preference Shares then outstanding, voting as a separate class, may by Ordinary Resolution appoint four (4) persons to be Directors (the “Series A Directors”) and may in like manner remove with or without cause any Series A Director so appointed and may in like manner appoint another person in his stead; (b) For so long as at least three million (3,000,000) Series B-1 Preference Shares (as adjusted for Recapitalizations) remain outstanding: the holders of a majority of the Series B-1 Preference Shares then outstanding, voting as a separate class, may by Ordinary Resolution appoint one (1) person to be a Director (the “Series B-1 Director”) and may in like manner remove with or without cause the Series B-1 Director so appointed and may in like manner appoint another person in his stead; (c) the holders of a majority of Ordinary Shares then outstanding, voting as a separate class, may by Ordinary Resolution appoint one (1) person to be a Director (the “Ordinary Share Director”) and may in like manner remove with or without cause any Ordinary Share Director so appointed and may in like manner appoint another person in his stead; and (d) the holders of Preference Shares and the holders of Ordinary Shares, voting together as a single class on an as-converted basis, may by Ordinary Resolution appoint one (1) person to be a Director (the “Independent Director”) and may in

like manner remove with or without cause any Independent Director so appointed and may in like manner appoint another person in his stead. If applicable, any other Directors shall be appointed by Ordinary Resolutions by the holders of a majority of Ordinary Shares and Preference Shares, voting together as a single class on an as-converted basis, who may in like manner remove with or without cause any such Director so appointed and may in like manner appoint another person in his stead.

Director Resignation, Removals and Vacancies

99. Any Director may resign effective on giving written notice to the Board of Directors, unless the notice specifies a later time for that resignation to become effective. If the resignation of a Director is effective at a future time, the Members or the Board of Directors may elect a successor to take office when the resignation becomes effective.

100. Subject to the provisions of Article 98, any and all Directors may be removed with or without cause if the removal is approved by the affirmative vote of holders of a majority of the outstanding shares of the Company, voting together as a single class on an as-converted basis. Such approval shall include the affirmative vote of a majority of the outstanding shares of each class and series entitled to vote as a class or series on the subject matter being voted upon and shall also include the affirmative vote of such greater proportion (including all) of the outstanding shares of any class or series if such greater proportion is required by applicable laws.

101. Vacancies in the Board of Directors shall be filled by the vote of the holders of that class or series of shares originally entitled to elect the Director whose absence or resignation created such vacancy.

102. A vacancy or vacancies in the Board of Directors shall be deemed to exist (i) in the event of the death, resignation or removal of any Director, (ii) if the Board of Directors by resolution declares vacant the office of a Director who has been declared of unsound mind by an order of court or convicted of a criminal offense punishable by imprisonment, (iii) if the authorised number of Directors is increased, or (iv) if the Members fail, at any meeting of Members at which any Director or Directors are elected, to elect the number of Directors to be elected at that meeting. Upon any vacancy arising as a result of paragraph (i) or (ii) above the Director concerned shall cease to be a Director.

103. The Board of Directors shall have power by vote of a majority of the remaining Directors, even if less than a quorum, from time to time to appoint any person to be a Director at any time to fill any vacancy or vacancies not filled by the Members in accordance with Article 101. Each Director so elected shall hold office until the next annual meeting of the Members or until a successor has been elected and qualified.

104. [Reserved].

Seal

105. The Seal shall only be used by the authority of the Board of Directors or of a committee of the Board of Directors authorised by the Board of Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by one person who shall be either a Director or the Secretary or some person appointed by the Board of Directors for the purpose,

PROVIDED THAT the Company may have for use in any place or places outside the Cayman Islands, a duplicate seal or seals each of which shall be a facsimile of the Common Seal of the Company and, if the Board of Directors so determines, with the addition on its face of the name of every place where it is to be used; and

PROVIDED FURTHER THAT a Director, Secretary or other officer or representative or attorney may without further authority of the Board of Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

Officers

106. The Company may have a President or a Secretary appointed by the Board of Directors who may also from time to time appoint such other officers as it considers necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Board of Directors from time to time prescribes. For the avoidance of doubt, the Company may have, and the President shall then be assisted by, other senior executive officers, which may consist of a Chief Financial Officer, a Chief Operating Officer and one or more other officers with independent policy-making authority (together the “Executive Officers”). Each such Executive Officer shall at all times be responsible to and subject to the control of the Board of Directors.

Redemption and Repurchase

107. (a) Subject to the provisions of the Statute and the Memorandum of Association and the Articles, shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as the Company, before the issue of the shares, may by Special Resolution determine.

(b) Subject to the provisions of the Statute, the Memorandum of Association and these Articles, the Company may purchase its own shares (including fractions of a share), including any redeemable shares, and may effect such repurchase in such manner as the Board of Directors may from time to time determine and agree with the Member or Members holding the relevant shares, including at such price and on all such other terms as the Directors may from time to time determine and agree as aforesaid, and may make payment therefor in any manner authorised by the Statute, including out of capital.

(c) Subject to the provisions of the Statute, the Memorandum of Association and these Articles, the Company is authorized to effect (i) repurchases of Ordinary Shares issued to or held by employees, officers, directors, consultants or other service providers of the Company or its subsidiaries upon termination of their services pursuant to agreements providing for the right of said repurchase, at a price equal to or less than the original issue price of such shares, and (ii) repurchases of Ordinary Shares issued to or held by employees, officers, directors, or consultants of the Company or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such rights, at a price a price no greater than the price at which a third party has offered to purchase such shares, and such manner of repurchase shall not require separate approval of the Members.

Dividends

108. Each Preference Share and Ordinary Share shall have the right to receive dividends and shall carry the following rights to dividends:

(a) In any calendar year, the holders of outstanding Preference Shares shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time available therefor under applicable law and these Articles, at the applicable Dividend Rate specified for such Preference Shares payable in preference and priority to any declaration or payment of any Distribution on Ordinary Shares of the Company in such calendar year. No Distributions in any calendar year shall be made with respect to Ordinary Shares until all dividends on the Preference Shares required pursuant to the preceding sentence have been paid or set aside for payment to the holders of Preference Shares. Payment of any dividends to the holders of the Preference Shares shall be on a pro rata, pari passu basis in proportion to the applicable Dividend Rate for each series of Preference Shares. The right to receive dividends on Preference Shares shall not be cumulative, and no right to such dividends shall accrue to holders of Preference Shares by reason of the fact that dividends on said shares are not declared or paid in any calendar year.

(b) After payments of all declared dividends on the Preference Shares have been made or set aside for payment to the holders of Preference Shares in a calendar year, any additional dividends declared shall be distributed among all holders of Ordinary Shares and Preference Shares in proportion to the number of Ordinary Shares which would be held by each such holder if all Preference Shares were converted into Ordinary Shares at the then effective Conversion Price for each series of Preference Shares.

(c) In the event that the Company shall have declared but unpaid dividends outstanding immediately prior to, and in the event of, a conversion of Preference Shares as provided in Articles 13 through 18, the Company shall, at the option of the each holder, pay the dividends in cash or by way of issuance of Ordinary Shares, the number of which shall be calculated on the basis of the fair market value as determined in good faith by the Board of Directors.

109. Subject to any other restrictions herein and without prejudice and in addition to Article 108, in the event of a Deemed Liquidation Event, the Board of Directors may declare a dividend in accordance with Article 132.

110. Subject to any other restrictions herein, the Statute and to Article 108, the Board of Directors may from time to time declare dividends (including interim dividends) and Distributions on shares of the Company outstanding and authorize payment of the same out of the funds of the Company lawfully available therefor.

111. All dividends declared by the Board of Directors shall be declared payable to the holders of shares of the Company registered as such on the record date specified by the Board of Directors at the time such dividends are declared.

112. The Board of Directors may, before declaring any dividends or Distributions, set aside such sums as it thinks proper as a reserve or reserves which shall at the discretion of the Board of Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

113. No dividend or Distribution shall be payable except out of the profits of the Company, realised or unrealised or out of the share premium account or as otherwise permitted by the Statute.

114. The Board of Directors may deduct from any dividend or Distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

115. The Board of Directors may declare that any dividend or Distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Board of Directors may settle the same as it thinks expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Board of Directors.

116. Any dividend, interest or other monies payable in cash in respect of shares may be paid by check or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such check or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

117. No dividend shall bear interest against the Company.

Capitalization

118. Upon the recommendation of the Board of Directors, the Members may by Ordinary Resolution authorise the Board of Directors to capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit or profit and loan amount or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares (not being redeemable shares) for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Board of Directors shall do all acts and things required to give effect to such capitalization, with full power to the Board of Directors to make such provisions as it thinks fit for the case of shares becoming distributable in fractions. The Board of Directors may authorize any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

Books of Account

119. The Board of Directors shall cause proper books of account to be kept with respect to:

(a) all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes places;

(b) all sales and purchases of goods by the Company; and

(c) the assets and liabilities of the Company.

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

120. The minutes and accounting books and records shall be open to inspection upon the written demand of any Member, at any reasonable time during usual business hours, for a purpose reasonably related to the holder’s interests as a member or as the holder of a voting trust certificate. The inspection may be made in person or by an agent or attorney and shall include the right to copy and make extracts. Such rights of inspection shall extend to the records of each subsidiary corporation of the corporation.

121. The Board of Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

Audit

122. The Company may at any annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the next annual general meeting and may fix his or their remuneration.

123. The Board of Directors may before the first annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the first annual general meeting unless previously removed by an Ordinary Resolution of the Members in general meeting in which case the Members at that meeting may appoint Auditors. The Board of Directors may fill any vacancy in the office of Auditor but while any such vacancy continues the surviving or continuing Auditor or Auditors, if any, may act. The remuneration of any Auditor appointed by the Board of Directors under this Article may be fixed by the Board of Directors.

124. Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Board of Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditors.

125. Auditors shall at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Board of Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office.

Notices

126. Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by post, overnight courier, electronic mail, or telecopy to him or to his address as shown in the register of Members, such notice, if mailed, to be forwarded by international commercial couriers if the address be outside the Cayman Islands.

127. (a) Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and to have been effected at the expiration of three (3) Business Days after the letter containing the same is posted as aforesaid.

(b) Where a notice is sent by overnight courier, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization and to have been effected on the day the same is sent as aforesaid.

(c) Where a notice is sent by electronic mail or telecopy, service of the notice shall be deemed to be effected by transmitting the electronic mail or telecopy to the electronic mail address or telecopy number, as the case may be, provided by the intended recipient and shall be deemed to have been effected on the same day that the same is sent as aforesaid.

128. A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share.

129. A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it through the post as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

130. Notice of every general meeting shall be given in any manner hereinbefore authorised to:

(a) every person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members; and

(b) every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other person shall be entitled to receive notices of general meetings.

Winding Up

131. If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as he thinks fit. The liquidator shall, in relation to the assets available for distribution among the Members, distribute the same to the Members as follows:

(a) In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary (a “Liquidation”), or in the event of a Deemed Liquidation Event, the holders of the Series A Preference Shares, the holders of the Series B Preference Shares and the holders of the Series B-1 Preference Shares then outstanding shall be entitled pari passu to be paid first out of the assets of the Company available for distribution, or the consideration received in the Liquidation or Deemed Liquidation Event, prior to and in preference to any distribution to any holders of the Ordinary Shares then outstanding, an amount per share equal to their respective Original Purchase Price plus an amount equal to declared but unpaid dividends of such share (subject to adjustment for Recapitalizations) (the “Liquidation Preference”).

(b) In the event that the assets available for distribution among the Members who are holders of Preference Shares are insufficient to pay the Liquidation Preference in full, the holders of Preference Shares then outstanding shall be entitled to be paid first out of the assets of the Company available for distribution or the consideration received in the Liquidation or Deemed Liquidation Event, among such holders as follows: an amount equal to that holder’s total Liquidation Preference entitlement under paragraph (a) above, divided by the aggregate of all such holders’ entitlements under paragraph (a) above, multiplied by the aggregate amount available for distribution under this paragraph.

(c) Subject to the payment in full of all amounts due to the holders of Preference Shares in accordance with the above paragraphs, any remaining assets of the Company or any remaining consideration received in the Liquidation or Deemed Liquidation Event, if any, shall be distributed ratably amongst the holders of Ordinary Shares and the holders of Preference Shares (on an as-converted basis).

(d) The value of any securities to be delivered to the Members pursuant to this Article 131 shall be determined in the manner described in the acquisition agreement pursuant to which the securities are distributed to the Company or its Members, and if not described in any such acquisition agreement, then as follows:

(i) If listed on a national securities exchange or the National Market System of the National Association of Securities Dealers, Inc., the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three days prior to the closing of such transaction;

(ii) If actively traded over the count, the value shall be deemed to be the average of the closing bid prices over the thirty-day period ending three days prior to the closing of such transaction; or

(iii) If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board of Directors of the Company.

132. For purposes of these Articles, any transaction or series of related transactions that would result in a Deemed Liquidation Event (including, without limitation, an Approved Sale) shall be treated as a Liquidation, so that each holder of Preference Shares receives the Liquidation Preference whether by dividend or redemption of shares (as determined by the Board of Directors in its good faith discretion) as set out in Article 131.

Indemnity

133. The Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified to the maximum extent permitted by law out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own willful neglect or willful default, respectively, and no such Director, officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the willful neglect or willful default of such Director, officer or trustee.

Fiscal Year

134. Unless the Board of Directors otherwise prescribe, the financial year of the Company shall end on December 31 in each year.

Transfer by Way of Continuation

135. If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.